PRELIMINARY AND CONFIDENTIAL

Project Nile

Discussion Materials

20 July 2016

Morgan Stanley

Project Nile

May YTD Results vs. 2016 Business Plan

2016E Plan EPS by Quarter

	Plan	Actual [4]
1Q'16	$0.47E	$0.34A
2Q'16	$0.51E	$0.51E
3Q'16	$0.53E	$0.53E
4Q'16	$0.55E	$0.55E
2016	**$2.06E**	**$1.93E**

Source Nile 2016 Plan

2016 Q2: QTD Financial Review (Actual vs. Plan)

$MM, April and May Results for Q2

	Nile Q2 QTD Actual	Nile Q2 QTD Plan	Variance to Plan	Required June Results to Achieve Plan[1]
Premiums				
GPW	119.9	124.4	(4.5)	70.1
NPW	103.2	109.1	(5.9)	49.3
NPE	99.3	98.6	0.7	50.3
Total Expenses [2]	97.3	96.8	0.6	49.5
Net Investment Income	7.0	6.9	0.1	3.4
Net Realized Gains (Losses)	2.7	0.5	2.2	(1.9)
Net Income [3]	8.4	6.8	1.6	1.8
EPS [3]	$0.43	$0.34	0.09	$0.08
Underwriting Metrics				
AY COR	**96.3%**	**96.3%**	**0.1%**	**96.6%**
Losses & LAE Ratio	75.3%	76.0%	0.7%	78.0%
Expense Ratio	21.0%	20.4%	(0.6%)	18.6%
CY COR	**96.3%**	**96.3%**	**0.1%**	**96.6%**
Losses & LAE Ratio	75.3%	76.0%	0.7%	78.0%
Expense Ratio	21.0%	20.4%	(0.6%)	18.6%

YTD Financial Review (Actual vs. Plan)

$MM

	Nile May YTD Actual	Nile May YTD Plan	Variance to Plan	Required for Rest of 2016 to Achieve Plan[1]
Premiums				
GPW	284.6	288.7	4.0	487.5
NPW	233.2	241.4	8.2	413.2
NPE	248.7	244.8	(3.9)	365.7
Total Expenses [2]	246.8	241.4	(5.4)	353.5
Net Investment Income	17.4	17.3	(0.1)	24.0
Net Realized Gains (Losses)	1.6	1.4	(0.2)	1.7
Net Income [3]	14.2	16.1	1.9	26.9
EPS [3]	$0.77	$0.81	0.04	$1.29
Underwriting Metrics				
AY COR	**97.5%**	**96.8%**	**(0.7%)**	**95.7%**
Losses & LAE Ratio	76.5%	76.1%	(0.4%)	76.0%
Expense Ratio	21.0%	20.7%	(0.3%)	19.7%
CY COR	**97.5%**	**96.8%**	**(0.7%)**	**95.7%**
Losses & LAE Ratio	76.5%	76.1%	(0.4%)	76.0%
Expense Ratio	21.0%	20.7%	(0.3%)	19.7%

Source Nile public filings and Nile 2016 Plan prepared by Nile management

Notes

1. Combined results from June to December 2016 necessary for Nile to achieve original 2016 Plan based on May 2016 YTD Actual results
2. Total Expenses for Nile May YTD Actual exclude transaction expenses associated with Amazon's offer
3. Net Income and EPS for Nile May and May YTD Actual represent Net after-tax earnings from operations (per share, diluted), excluding transaction expenses associated with Amazon's offer
4. 1Q'16 actual results based on net income per share (diluted)

May 20 vs. June 27 Aristotle Financial Outlook

2018E Comparison [1]

$'000

	May 20 Iteration 2018E	June 27 Iteration 2018E	Change $	Change %
Operating Assumptions				
GPW	86,467	117,264	30,797	35.6%
NPW	69,173	75,326	6,153	8.9%
NPE	66,611	72,536	5,925	8.9%
Loss and LAE	(39,972)	(44,307)	(4,335)	10.8%
Net Commission Expense	(8,801)	(5,136)	3,665	(41.6%)
Other Expenses	(10,705)	(15,503)	(4,798)	44.8%
Loss Ratio	60.0%	61.1%	1.1%	-
Expense Ratio [2]	29.3%	28.5%	(0.8%)	-
Combined Ratio	89.3%	89.5%	0.2%	-
Underwriting Income	7,133	7,590	457	6.4%
Investment Income	2,330	2,133	(197)	(8.5%)
MGA Income	2,853	-	(2,853)	(100.0%)
Earnings Impact				
EBITDA	12,316	9,723	(2,593)	(21.1%)
Depreciation and Other Amortization	(177)	(177)	-	0.0%
EBIT	12,139	9,546	(2,593)	(21.4%)
Interest expense - existing debt	(125)	(125)	-	0.0%
Less: Taxes	(3,604)	(2,826)	778	(21.6%)
Net Income (Pre-Transaction Adjustments)	**8,410**	**6,595**	**(1,815)**	**(21.6%)**
Aristotle Adjustments:				
Financing Interest Expense (After-Tax) [3]	(2,356)	(2,240)	115	(4.9%)
Transaction Amortization [4]	(1,429)	(1,429)	-	0.0%
Incremental Net Income	**4,626**	**2,926**	**(1,700)**	**(36.7%)**
Incremental EPS	**0.23**	**0.15**	**(0.09)**	**(36.7%)**
Valuation Impact ($ / share) [5]	**$1.60**	**$0.78**		

Source Aristotle financial outlook prepared by Nile management

Notes

1. Adjusts for financing interest expense and amortization
2. Expense ratio in May 20 case excludes offset from MGA Income
3. May 20 financing interest expense based on purchase price of $67.3MM funded with incremental debt at 5% annual cost; June 27 financing interest expense based on purchase price of $64.0MM funded with incremental debt at 5% annual cost
4. Per Nile management, amortization based on identifiable intangibles of $10MM amortized over 7 years
5. Discount factor assumes a cost of equity of 7.7%

Dividend Discount Model: Aristotle Comparison

Nile Management Estimates

Nile Management Case [1]

$MM

	Actuals	Forecast			Terminal
	2015A	2016P	2017E	2018E	Value
Operating Assumptions					
GPW	727.1	772.2	826.5	884.7	
Growth (%)		*6.2%*	*7.0%*	*7.1%*	
Combined Ratio		96.4%	96.1%	95.7%	
Net Income	**20.8**	**41.0**	**45.5**	**51.6**	
Growth (%)		*96.9%*	*10.7%*	*13.6%*	
Book Value	358.9	388.8	422.2	461.0	
Book Value per Share [5]	$18.03	$19.50	$21.07	$22.89	
ROAE	*5.8%*	*11.0%*	*11.2%*	*11.7%*	
Dividends	10.4	11.2	12.0	12.9	
Cash Flows					
Regression Implied P/BV					1.37x[6]
Terminal Value (12/31/2018)					**634**
Dividends [3]		5.6	12.0	12.9	
Discount Period (Years)		*0.00*	*1.00*	*2.00*	*2.50*
Discount Factor [4]		1.00	0.93	0.86	0.83
Present Value of Cash Flows / Terminal Value		5.6	11.2	11.1	526.4
Present Value Book Value Per Share (6/30/2016)					$26.40
Present Value Price Per Share (6/30/2016) [5]		**$27.80**			

Nile Management Case with Project Aristotle [2]

$MM

	Actuals	Forecast			Terminal
	2015A	2016P	2017E	2018E	Value
Operating Assumptions					
GPW	727.1	803.2	935.0	1,002.0	
Growth (%)		*10.5%*	*16.4%*	*7.2%*	
Combined Ratio		96.8%	95.8%	95.2%	
Net Income	**20.8**	**38.1**	**45.5**	**54.4**	
Growth (%)		*83.0%*	*19.2%*	*19.7%*	
Book Value	358.9	385.9	419.3	460.9	
Book Value per Share [5]	$18.03	$19.35	$20.93	$22.89	
ROAE	*5.8%*	*10.2%*	*11.3%*	*12.4%*	
Dividends	10.4	11.2	12.0	12.9	
Cash Flows					
Regression Implied P/BV					1.42x[6]
Terminal Value (12/31/2018)					**654**
Dividends [3]		5.6	12.0	12.9	
Discount Period (Years)		*0.00*	*1.00*	*2.00*	*2.50*
Discount Factor [4]		1.00	0.93	0.86	0.83
Present Value of Cash Flows / Terminal Value		5.6	11.1	11.1	542.1
Present Value Book Value Per Share (6/30/2016)					$27.19
Present Value Price Per Share (6/30/2016) [5]		**$28.58**			

△ of $0.78

Source SNL Financial, Nile Management Estimates

Notes

1. Based on Nile 2016 Plan and Nile Management Financial Outlook as presented to the Special Committee on May 26, 2016
2. Based on June 27 Aristotle financial outlook prepared by Nile Management
3. 2016 represents half year of full year dividends; dividends per share are $0.56, $0.60 and $0.64 in 2016, 2017 and 2018, respectively; based on basic outstanding shares of 19.9MM in 2016 with 0.1MM of increases in share count in 2017 and 2018 respectively
4. Discount factor assumes a cost of equity of 7.7%; dividends have been discounted utilizing a mid-year convention; terminal value is discounted based on 2018 year end
5. Assumes fully diluted shares of 19.9MM as provided by Nile Management
6. Based on P/BV vs. 2018 ROAE regression analysis including the following peers: ORI, AFSI, NGHC, SIGI, OB, UFCS, STFC, EMCI and DGICA; AFSI, NGHC and SIGI utilize 2018E ROE for 2018E based on Wall Street Estimates, however, all other companies utilize 2017E for 2018E in the regression analysis given the lack of available data

Nile Significant Institutional Investors

Top 10 Current Active Investors [1]

	A	B	C	D	E	F	G
					Multiple of Average Daily Volume[2]		
Institutional Investor	Shares Held (000s)	% of TSO	% of Float (ex. Amazon)	% of Float (ex. Amazon & Insiders)	1-Month Daily Avg. (x)	3-Month Daily Avg. (x)	1-Year Daily Avg. (x)
T. Rowe Price Associates	1,334	6.7	13.7	18.0	30.8	53.1	46.6
Fidelity Management & Research	919	4.6	9.5	12.4	21.2	36.6	32.1
Gabelli Funds	820[3]	4.1	8.4	11.1	18.9	32.7	28.7
Carlson Capital	400	2.0	4.1	5.4	9.2	15.9	14.0
Highbridge Capital Management	300[3]	1.5	3.1	4.1	6.9	11.9	10.5
Longfellow Investment Management Co.	298	1.5	3.1	4.0	6.9	11.9	10.4
Fortress Investment Group	288	1.4	3.0	3.9	6.6	11.5	10.1
Glenmede Investment Management	216	1.1	2.2	2.9	5.0	8.6	7.5
Neuberger Berman	165	0.8	1.7	2.2	3.8	6.6	5.8
Delaware Investments	105	0.5	1.1	1.4	2.4	4.2	3.7
Top 10 Inst'l Shareholder Ownership	**4,845**	**24.3%**	**49.8%**	**65.5%**			

Source Thomson Ownership, Capital IQ

Notes
1. As of 1Q'2016; excludes index funds, broker-dealers, and company management
2. Average daily trading volumes based on time periods as of 7/15/16; avg. daily volume trading for 1-mo., 3-mo. And 1-yr. were the following: 43,301, 25,114 and 28,601
3. Based on dialogue with investors

Implied Regression Analysis Valuation (Unaffected)

$26.83 – Based on Nile Management Estimates, Implied Standalone Value (11.0% ROE, 1.38x P/BV)
$23.87 – Based on Street Estimates, Implied Standalone Value (8.7% ROE, 1.25x P/BV)

P / BV vs. 2016E ROAE Regression Analysis [1]



2.00
1.50
1.00
0.50
P/BV (x)
R^2 = 0.76
AmTrust
National General
SELECTIVE
Nile Management Implied P/BV: 1.38x
Implied Stock Price: $26.83 (2)
Street Implied P/BV: 1.25x
Implied Stock Price: $23.87 (3)
Nile Management Implied
Street Implied
OLD REPUBLIC
utg
STATE AUTO
EMC
DONEGAL
Street Estimates
Nile Management Case
0
5
8.7%(4)
10
11.0%(5)
15
20
2016E ROAE (%)

Source SNL Financial (7/15/16), Wall Street research, Street Estimates, and Nile Management Estimates

Notes
1. BWINB not included in regression analysis due to lack of available Street Estimates; RLI is not included in regression due to its high P/BV multiple
2. Based on 2016 Plan BVPS of $19.51, per Nile Management Case
3. Based on 2016E BVPS of $19.10, per Street Estimates
4. Nile 2016 ROAE per Street Estimates
5. Nile 2016 Plan

Valuation Matrix

	Reference Metric		Original Offer $30.00	Revised Offer $30.75	Current Offer $32.00	$32.25	$32.50	$32.75	$33.00	M&A / Squeeze Out Precedents
Market Multiples										
Total Equity Value ($MM) [1]	Total Shares	19.9 MM	598.8	613.9	639.0	644.1	649.1	654.1	659.1	-
P / BV (3/31/2016)	BVPS	$18.46	1.63x	1.67x	1.73x	1.75x	1.76x	1.77x	1.79x	1.4x - 1.8x
2016 P / E - Street Estimates	EPS	$1.58	19.0x	19.5x	20.3x	20.5x	20.6x	20.8x	21.0x	13.0x - 17.0x [4]
2016 P / E - Nile 2016 Plan	EPS	$2.06	14.6x	14.9x	15.5x	15.7x	15.8x	15.9x	16.0x	13.0x - 17.0x [4]
Premium Analysis										
Pre-Offer [2]	Stock Price	$22.61	+33%	+36%	+42%	+43%	+44%	+45%	+46%	15% - 35%
3-Mo VWAP [2]	Stock Price	$24.97	+20%	+23%	+28%	+29%	+30%	+31%	+32%	15% - 35%
52-Week High [2]	Stock Price	$28.98	+4%	+6%	+10%	+11%	+12%	+13%	+14%	-
Current [3]	Stock Price	$30.71	(2%)	+0%	+4%	+5%	+6%	+7%	+7%	-
Bump Analysis										
% Increase From Original Offer	Stock Price	$30.00	0.0%	2.5%	6.7%	7.5%	8.3%	9.2%	10.0%	-
Incremental $ for Amazon from Original Offer	Original Offer	$292.8	$0.0	$7.4	$19.8	$22.3	$24.8	$27.2	$29.7	-

Source SNL Financial, Capital IQ, Nile Management Estimates, Street Estimates and Company Filings

Notes
1. Assumes fully diluted shares outstanding of 19.9MM as provided by Nile Management
2. Prior to announcement of Amazon's Initial Proposal on 3/7/16
3. As of 7/15/16
4. Represents NTM P/E multiples

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